Exhibit 99.5

Board of Directors
Kenvue Inc.
1 Kenvue Way
Summit, NJ 07901

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 2, 2025, to the Board of Directors of Kenvue Inc. as Annex D to, and reference to such opinion letter under the headings “Summary,” “The Mergers—Background of the Mergers,” “The Mergers—Recommendation of the Kenvue Board of Directors and Reasons for the Mergers,” “The Mergers—Opinions of Kenvue’s Financial Advisors” and “The Mergers —Certain Unaudited Prospective Financial Information” in, the information statement/prospectus of Kimberly-Clark Corporation (“Kimberly-Clark”), which information statement/prospectus forms a part of the registration statement on Form S-4 of Kimberly-Clark (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ CENTERVIEW PARTNERS LLC
CENTERVIEW PARTNERS LLC

December 4, 2025